Exhibit 99.1

Media Contacts:

Financial and Atlanta Media: David Rubinger 404.502.1240/ david@rubinger.com

Middle Georgia Media: Tom Woodbery 478.796.6007/ tom.woodbery@statebt.com

State Bank Reports Net Income of $48.5 Million for 2010;

John Poelker Named Executive Vice President

ATLANTA, February 17, 2011 — State Bank Financial Corporation (State Bank), holding company for State Bank & Trust Company, today announced financial results for the quarter and year ended December 31, 2010.  The company reported that net income for the fourth quarter was $16.4 million, a $5.6 million increase from the $10.8 million earned in the third quarter of 2010.

Of the $5.6 million increase in net income, $3.4 million was attributable to the after-tax impact of a $5.5 million gain recorded in connection with the acquisition of United Americas Bank in an FDIC-assisted transaction during the quarter.  Diluted earnings per share (EPS) for the fourth quarter were 50 cents.

For the full year 2010, State Bank’s net income was $48.5 million and diluted earnings per share were $1.49.  Full year 2010 earnings represent a return on average assets of 1.85 percent and a return on average equity of 14.5 percent.

At December 31, 2010, total assets were $2.83 billion, total deposits were $2.42 billion and shareholders’ equity was $362.3 million. Total loans at year-end were $1.28 billion of which $934 million were covered under FDIC loss share agreements.  At December 31, 2010, the company’s tangible equity ratio was 12.5 percent and its total risk-based capital ratio was 42.8 percent.  All 2010 financial results are unaudited and will be finalized in the company’s Form 10-K filing with the Securities and Exchange Commission in March 2011.

In commenting on the financial results, State Bank Chairman and CEO Joe Evans said: “We continue to be very pleased with the results of our bank acquisitions under the FDIC resolution program, but we are equally pleased to see very solid progress building our core banking franchise in both Middle Georgia and Atlanta.” Mr. Evans added, “The quality of our non-covered loan portfolio is excellent and our core funding structure provides a reliable and economic foundation for continued growth.”

For further financial information, see the financial tables accompanying this press release, or visit www.statebt.com.

In addition to the earnings announcement, State Bank also announced that John S. Poelker has been elected Executive Vice President.  The company also intends to appoint Mr. Poelker as its Chief Financial Officer pending regulatory approval.  Mr. Poelker is a career bank financial executive who has served as CFO of C&S Corp., Bank of America and Old National Bancorp in Indiana.  Mr. Poelker has been consulting with State Bank since August 2010.

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About State Bank Financial Corporation and State Bank & Trust Company

State Bank Financial Corporation is the holding company for State Bank & Trust Company, one of Georgia’s best-capitalized banks, with $2.83 billion in assets throughout Middle Georgia and Metro Atlanta. State Bank has locations in Metro Atlanta, as well as Bibb, Houston, Dooly, and Jones counties in Middle Georgia.

In 2009, State Bank acquired assets and deposits of the six bank subsidiaries of Security Bank Corporation, The Buckhead Community Bank and First Security National Bank in transactions facilitated by the Federal Deposit Insurance Corporation.  In 2010, State Bank acquired assets and deposits of NorthWest Bank & Trust of Acworth, Georgia, and United Americas Bank in Atlanta.

State Bank raised approximately $300 million in capital in 2009, including investments from the executive management team, to facilitate its acquisitions.

Over the past twenty-five years, State Bank Chairman and CEO Joe Evans and his management team have led some of Georgia’s most successful community banks, including Flag Financial Corp., Century South Banks, and Bank Corporation of Georgia. State Bank Financial Corporation’s headquarters are in Atlanta, while State Bank & Trust Company is headquartered in Macon, Georgia.

To learn more about State Bank, visit www.statebt.com.

STATE BANK & TRUST COMPANY

Absolutely.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, expectations and benefits of our strategic plan, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, unanticipated losses related to the integration of, and accounting for, acquired assets and assumed liabilities in our FDIC-assisted transactions, access to funding sources, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

State Bank Financial Corporation

Selected Financial Data

December 31, 2010

(In thousands, except per share amounts)

Results of Operations	Quarter to Date 12/31/2010	Year to Date 12/31/2010
	Unaudited	Unaudited
Earnings
Net Interest Income (1)	38,109	131,003
Other Fees & Revenue (2)	7,781	28,331
Gain on Acquisition	5,494	5,494
Total Revenue	51,384	164,828
Provision for Loan Losses on Noncovered Assets	2,108	3,955
Operating Expenses	23,015	83,396
Income Before Taxes	26,261	77,477
Provision for Taxes	9,845	29,005
Net Income	16,416	48,472
Per Share Results
Earnings per Share - Basic	$0.52	$1.54
Earnings per Share - Diluted	$0.50	$1.49
Performance Ratios
Return on Average Assets	2.34%	1.85%
Return on Average Equity	18.60%	14.53%

Ending Balance Sheet	12/31/2010	12/31/2009
	Unaudited
Securities & Other Invested Funds	780,820	482,032
Loans Receivable:
Covered under Loss Share, Net of Discounts	934,121	1,134,499
Other Loans (3)	344,743	47,389
Total Loans Receivable	1,278,864	1,181,888
Allowance for Loan Losses (Noncovered Loans)	5,351	2,524
Other Real Estate Owned (4)	173,253	141,810
Receivable from FDIC (5)	484,343	605,502
Intangible Assets	9,194	12,334
Other Assets	112,074	76,916
Total Assets	2,833,197	2,497,958
Total Deposits	2,421,926	2,153,791
Borrowed Funds & Other Liabilities	49,002	33,403
Shareholders’ Equity	362,269	310,764
Total Liabilities & Equity	2,833,197	2,497,958
Per Share Information
Shares Outstanding	31,611	31,541
Average Diluted Shares Outstanding	32,469	31,014
Book Value per share	$11.46	$9.85
Tangible Book Value per Share	$11.17	$9.46
Balance Sheet Ratios
Tangible Equity / Tangible Assets	12.5%	12.0%
Tier 1 Leverage Ratio	12.8%	14.6%
Total Capital / Risk Weighted Assets	42.8%	30.9%

(1) - Includes accretion of covered loan FMV discount

(2) - Includes accretion of FDIC receivable FMV discount

(3) - Includes mortgage loans held for sale

(4) - Other real estate owned carried at estimated net realizable value

(5) - Net of FMV discount